Exhibit 99.1

 Bank of the Ozarks, Inc. Announces Fourth Quarter and Full Year 2006 Earnings

     LITTLE ROCK, Ark.--(BUSINESS WIRE)--Jan. 16, 2007--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced earnings for the fourth quarter and year ended December 31, 2006. Net income for 2006 totaled $31,693,000, a 0.6% increase over net income of $31,489,000 for 2005. Diluted earnings per share were $1.89 for 2006 compared to $1.88 for 2005, an increase of 0.5%.

     For the quarter ended December 31, 2006, net income totaled $7,355,000, a 12.3% decrease from net income of $8,383,000 for the fourth quarter of 2005. Diluted earnings per share for the fourth quarter of 2006 were $0.44, compared to $0.50 for the same period in 2005, a decrease of 12.0%.

     The Company's returns on average assets and average stockholders' equity for 2006 were 1.34% and 20.03%, respectively, compared to 1.65% and 22.95%, respectively, for 2005. Annualized returns on average assets and average stockholders' equity for the fourth quarter of 2006 were 1.17% and 16.97%, respectively, compared to 1.60% and 23.01%, respectively, for the fourth quarter of 2005.

     Loans and leases were $1.68 billion at December 31, 2006 compared to $1.37 billion at December 31, 2005, an increase of 22.4%. The Company's $307 million of loan and lease growth during 2006 was its largest ever annual loan and lease growth. This growth occurred in both the Company's more established markets and the four newer markets in which the Company expanded in 2006. As part of the Company's 2006 corporate growth initiative, the Company broadened its loan origination capabilities by developing new lending teams focused on professional and executive lending and commercial and industrial lending.

     Deposits were $2.05 billion at December 31, 2006 compared to $1.59 billion at December 31, 2005, an increase of 28.5%. The Company's $453 million of deposit growth in 2006 was its largest ever annual deposit growth. In addition the Company's number of deposit accounts grew by 85% more in 2006 than they grew in 2005. These results are due in large part to the deposit initiative which the Company pursued during 2006 in order to both grow and diversify its deposit sources.

     Total assets were $2.53 billion at December 31, 2006, an 18.5% increase from $2.13 billion at December 31, 2005. Stockholders' equity was $175 million at December 31, 2006 compared to $149 million at December 31, 2005, an increase of 16.9%. Book value per share was $10.43 at December 31, 2006 compared to $8.97 at December 31, 2005, a 16.3% increase. The Company's ratio of common equity to assets was 6.90% as of December 31, 2006 compared to 7.00% as of December 31, 2005, and its ratio of tangible common equity to tangible assets was 6.68% as of December 31, 2006 compared to 6.72% as of December 31, 2005.

     In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, "Throughout 2006 we pursued three major initiatives intended to position us for continued long-term growth. These initiatives included a record number of new banking offices, significant development of corporate infrastructure and staff, and aggressive deposit growth. While these initiatives resulted in increased overhead and interest expense in 2006, we believe they also provide an excellent foundation for the future. In fact, much of what we did in 2006 was aimed at achieving long-term goals. With our 2006 initiatives accomplished, our priorities for 2007 will include goals to accelerate our rate of revenue growth and decelerate our rate of overhead growth."

     NET INTEREST INCOME

     Net interest income for 2006 increased 3.1% to $70,720,000 compared to $68,576,000 for 2005. Net interest margin, on a fully taxable equivalent basis, was 3.49% in 2006 compared to 4.18% in 2005, a decrease of 69 basis points.

     Net interest income for the fourth quarter of 2006 decreased 1.8% to $17,523,000 compared to $17,845,000 for the fourth quarter of 2005. The Company's net interest margin, on a fully taxable equivalent basis, was 3.22% in the fourth quarter of 2006, compared to 4.02% in the fourth quarter of 2005, a decrease of 80 basis points.

     The yield curve between short-term and long-term interest rates was essentially flat or inverted throughout 2006. This situation, along with challenging competitive conditions and the Company's decision to aggressively pursue and price deposits in 2006, contributed to the decline in the Company's net interest margin in 2006.

     The Company experienced strong growth in earning assets in 2006, as loans increased 22.4% and investment securities increased 8.0% from year-end 2005 to year-end 2006. The impact on net interest income from this substantial growth in earning assets was largely offset by the decline in net interest margin, resulting in net interest income increasing only 3.1% in 2006 compared to 2005.

     Mr. Gleason stated, "Despite the continuing inversion of the yield curve between short-term and long-term interest rates and intense competitive conditions, we are cautiously optimistic that in 2007 our net interest margin will stabilize at or near the level achieved in the fourth quarter of 2006 and may improve as 2007 progresses. One of our goals in 2007 is to continue to achieve strong growth in earning assets, primarily loans and leases."

     NON-INTEREST INCOME

     Non-interest income for 2006 was $23,231,000 compared with $19,252,000 for 2005, a 20.7% increase. Non-interest income for the fourth quarter of 2006 was $6,434,000 compared with $4,804,000 for the fourth quarter of 2005, a 33.9% increase.

     Service charges on deposit accounts are traditionally the Company's largest source of non-interest income and increased 3.5% to an annual record of $10,217,000 in 2006 compared to $9,875,000 in 2005. For the fourth quarter of 2006, service charges on deposit accounts were a quarterly record of $2,768,000, a 9.1% increase compared to $2,537,000 in the fourth quarter of 2005.

     Mortgage lending income decreased 3.8% to $2,918,000 in 2006 compared to $3,034,000 in 2005. For the fourth quarter of 2006, mortgage lending income was $744,000, a 2.5% decrease compared to $763,000 in the fourth quarter of 2005.

     Trust income for 2006 was an annual record of $1,947,000, a 16.4% increase from $1,673,000 in 2005. For the fourth quarter of 2006, trust income was a quarterly record of $550,000, a 24.4% increase compared to $442,000 in the fourth quarter of 2005.

     Net gains from sales of investment securities and other assets were $3,827,000 in 2006 compared to $780,000 in 2005. For the fourth quarter of 2006, net gains from sales of investment securities and other assets were $1,196,000 compared to $71,000 in the fourth quarter of 2005. The Company's investment securities portfolio has traditionally been both a strong contributor of earning assets and a source of collateral for customer repurchase agreements and trust and public funds deposits. In 2006 gains from sales of investment securities also provided a significant contribution to the Company's non-interest income.

     NON-INTEREST EXPENSE

     Non-interest expense for 2006 was $46,390,000 compared to $40,080,000 for 2005, an increase of 15.7%. The Company's efficiency ratio for 2006 was 47.1% compared to 43.4% for 2005.

     Non-interest expense for the fourth quarter of 2006 was $12,506,000 compared to $10,306,000 for the fourth quarter of 2005, an increase of 21.3%. The Company's efficiency ratio for the fourth quarter of 2006 was 50.3% compared to 42.9% for the fourth quarter of 2005.

     A number of factors contributed to the Company's growth in non-interest expense in the fourth quarter and full year of 2006 compared to the fourth quarter and full year of 2005. The most significant were the Company's initiatives to open a record number of new banking offices and to develop corporate infrastructure and staff to prepare for future growth.

     During 2006 the Company continued to pursue its growth and de novo branching strategy, resulting in the addition of a record 11 new banking offices. Additionally, the Company replaced one temporary office and one of its oldest offices with new banking facilities and established a loan production office in Tulsa, Oklahoma. Four of these new banking offices and one of the replacement banking offices were opened during the fourth quarter of 2006.

     The 11 new banking offices added in 2006 expanded the Company's presence in four important new markets. These markets include northwest Arkansas (Benton and Washington counties); Hot Springs in Garland County, Arkansas; the Texarkana market (both Bowie County, Texas and Miller County, Arkansas); and Frisco, Texas.

     The Company expects to continue its growth and de novo branching strategy, although at a much slower pace in 2007. The Company has reduced its previous plans for 2007 office additions, and now expects to replace one temporary banking office with a new permanent facility and open approximately five new banking offices in 2007. One of these new banking offices is expected to replace its current Oklahoma loan production office.

     Opening new offices and replacing existing temporary offices with permanent facilities are subject to availability of suitable sites, designing, constructing, equipping and staffing such offices, obtaining regulatory and other approvals, and many other conditions and contingencies that the Company cannot accurately predict with certainty.

     ASSET QUALITY, CHARGE-OFFS AND RESERVES

     Nonperforming loans and leases as a percent of total loans and leases were 0.34% at year-end 2006 compared to 0.25% as of year-end 2005. Nonperforming assets as a percent of total assets were 0.24% as of year-end 2006 compared to 0.18% as of year-end 2005. The Company's ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases, was 0.60% at year-end 2006 compared to 0.39% at year-end 2005.

     The Company's net charge-off ratio for 2006 was 0.12% compared to 0.11% in 2005. Its annualized net charge-off ratio for the fourth quarter of 2006 was 0.13% compared to 0.12% for the fourth quarter of 2005.

     The Company's allowance for loan and lease losses increased to $17.7 million at December 31, 2006, or 1.06% of total loans and leases, from $17.0 million, or 1.24% of total loans and leases, at December 31, 2005. The $0.7 million increase in the allowance for loan and lease losses in 2006 is primarily a result of growth in the Company's loan and lease portfolio. As of December 31, 2006, the Company's allowance for loan and lease losses equaled 310% of its total nonperforming loans and leases.

     CONFERENCE CALL

     Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CST (11:00 a.m. EST) on Wednesday, January 17, 2007. The call will be available live or in recorded version on the Company's website www.bankozarks.com under "Investor Relations" or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company's website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 5712031. The telephone playback will be available through January 31, 2007, and the website recording of the call will be available for 12 months.

     GENERAL

     This release contains forward looking statements regarding the Company's plans, expectations, goals and outlook for the future, including the Company's goals to accelerate its rate of revenue growth and decelerate its rate of overhead growth, the Company's goals and expectations for net interest margin, growth in earning assets, growth in loans and leases, continuation of its growth and de novo branching strategy, plans to replace a temporary banking office with a new permanent facility and plans to open approximately five new banking offices, including replacing a loan production office with a permanent banking facility.

     Actual results may differ materially from those projected in such forward looking statements, due to, among other things, continued interest rate changes including changes in the shape of the yield curve, competitive factors, general economic conditions and their effects on the creditworthiness of borrowers, collateral values and the value of investment securities, the ability to attract new deposits and loans and leases, delays in identifying and acquiring satisfactory sites and opening new offices, delays in or inability to obtain required regulatory approvals, the ability to generate future revenue growth or to control future growth in non-interest expense, as well as other factors identified in this press release or in Management's Discussion and Analysis under the caption "Forward Looking Information" contained in the Company's 2005 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

     Bank of the Ozarks, Inc. trades on the NASDAQ Global Select Market under the symbol "OZRK". The Company owns a state-chartered subsidiary bank that conducts banking operations through 62 offices in 34 communities throughout northern, western and central Arkansas, five Texas banking offices, and loan production offices in Little Rock, Arkansas, Charlotte, North Carolina and Tulsa, Oklahoma. The Company may be contacted at (501) 978-2265 or P.O. Box 8811, Little Rock, Arkansas 72231-8811. The Company's website is: www.bankozarks.com.


                       Bank of the Ozarks, Inc.
                 Selected Consolidated Financial Data
           (Dollars in Thousands, Except Per Share Amounts)
                              Unaudited


                                              Quarters Ended
                                               December 31,
                                      --------------------------------
                                         2006       2005    % Change
                                      --------------------------------
Income statement data:
--------------------------------------
  Net interest income                 $   17,523 $   17,845    (1.8)%
  Provision for loan and lease losses        900        500     80.0
  Non-interest income                      6,434      4,804     33.9
  Non-interest expense                    12,506     10,306     21.3
  Net income                               7,355      8,383    (12.3)

Common stock data:
--------------------------------------
  Net income per share - diluted      $     0.44 $     0.50   (12.0)%
  Net income per share - basic              0.44       0.50    (12.0)
  Cash dividends per share                  0.10       0.10        -
  Book value per share                     10.43       8.97     16.3
  Diluted shares outstanding
   (thousands)                            16,819     16,793
  End of period shares outstanding
   (thousands)                            16,747     16,665

Balance sheet data at period end:
--------------------------------------
  Total assets                        $2,529,400 $2,134,882     18.5%
  Total loans and leases               1,677,389  1,370,723     22.4
  Allowance for loan and lease losses     17,699     17,007      4.1
  Total investment securities            620,132    574,120      8.0
  Goodwill                                 5,243      5,243        -
  Other intangibles - net of
   amortization                              897      1,159    (22.6)
  Total deposits                       2,045,092  1,591,643     28.5
  Repurchase agreements with customers    41,001     35,671     14.9
  Other borrowings                       194,661    304,865    (36.1)
  Subordinated debentures                 64,950     44,331     46.5
  Stockholders' equity                   174,633    149,403     16.9
  Loan and lease to deposit ratio          82.02%     86.12%

Selected ratios:
--------------------------------------
  Return on average assets(a)               1.17%      1.60%
  Return on average stockholders'
   equity(a)                               16.97      23.01
  Average equity to total average
   assets                                   6.90       6.96
  Net interest margin - FTE(a)              3.22       4.02
  Overhead ratio(a)                         1.99       1.97
  Efficiency ratio                         50.29      42.93
  Allowance for loan and lease losses
   to total loans and leases                1.06       1.24
  Nonperforming loans and leases to
   total loans and leases                   0.34       0.25
  Nonperforming assets to total assets      0.24       0.18
  Net charge-offs to average loans and
   leases(a)                                0.13       0.12

Other information:
--------------------------------------
  Non-accrual loans and leases        $    5,713 $    3,385
  Accruing loans and leases - 90 days
   past due                                    -          -
  ORE and repossessions                      407        356



                                                 Years Ended
                                                December 31,
                                       -------------------------------
                                          2006       2005    % Change
                                       -------------------------------
Income statement data:
-------------------------------------
  Net interest income                  $   70,720 $   68,576      3.1%
  Provision for loan and lease losses       2,450      2,300      6.5
  Non-interest income                      23,231     19,252     20.7
  Non-interest expense                     46,390     40,080     15.7
  Net income                               31,693     31,489      0.6

Common stock data:
-------------------------------------
  Net income per share - diluted       $     1.89 $     1.88      0.5%
  Net income per share - basic               1.90       1.89      0.5
  Cash dividends per share                   0.40       0.37      8.1
  Book value per share                      10.43       8.97     16.3
  Diluted shares outstanding
   (thousands)                             16,803     16,766
  End of period shares outstanding
   (thousands)                             16,747     16,665

Balance sheet data at period end:
-------------------------------------
  Total assets                         $2,529,400 $2,134,882     18.5%
  Total loans and leases                1,677,389  1,370,723     22.4
  Allowance for loan and lease losses      17,699     17,007      4.1
  Total investment securities             620,132    574,120      8.0
  Goodwill                                  5,243      5,243        -
  Other intangibles - net of
   amortization                               897      1,159    (22.6)
  Total deposits                        2,045,092  1,591,643     28.5
  Repurchase agreements with
   customers                               41,001     35,671     14.9
  Other borrowings                        194,661    304,865    (36.1)
  Subordinated debentures                  64,950     44,331     46.5
  Stockholders' equity                    174,633    149,403     16.9
  Loan and lease to deposit ratio           82.02%     86.12%

Selected ratios:
-------------------------------------
  Return on average assets(a)                1.34%      1.65%
  Return on average stockholders'
   equity(a)                                20.03      22.95
  Average equity to total average
   assets                                    6.69       7.17
  Net interest margin - FTE(a)               3.49       4.18
  Overhead ratio(a)                          1.96       2.10
  Efficiency ratio                          47.07      43.43
  Allowance for loan and lease losses
   to total loans and leases                 1.06       1.24
  Nonperforming loans and leases to
   total loans and leases                    0.34       0.25
  Nonperforming assets to total
   assets                                    0.24       0.18
  Net charge-offs to average loans
   and leases(a)                             0.12       0.11

Other information:
-------------------------------------
  Non-accrual loans and leases         $    5,713 $    3,385
  Accruing loans and leases - 90 days
   past due                                     -          -
  ORE and repossessions                       407        356


(a) Ratios for interim periods annualized based on actual days


                       Bank of the Ozarks, Inc.
                Supplemental Quarterly Financial Data
           (Dollars in Thousands, Except Per Share Amounts)
                              Unaudited


                              3/31/05   6/30/05   9/30/05   12/31/05
                             --------- --------- --------- ----------
Earnings Summary:
----------------------------
  Net interest income        $ 16,459  $ 16,811  $ 17,460  $  17,845
  Federal tax (FTE)
   adjustment                     767     1,095     1,247      1,357
                             --------- --------- --------- ----------
  Net interest income (FTE)    17,226    17,906    18,707     19,202
  Provision for loan and
   lease losses                  (500)     (500)     (800)      (500)
  Non-interest income           4,371     4,913     5,164      4,804
  Non-interest expense         (9,495)  (10,008)  (10,270)   (10,306)
                             --------- --------- --------- ----------
  Pretax income (FTE)          11,602    12,311    12,801     13,200
  FTE adjustment                 (767)   (1,095)   (1,247)    (1,357)
  Provision for income taxes   (3,513)   (3,503)   (3,483)    (3,460)
                             --------- --------- --------- ----------
    Net income               $  7,322  $  7,713  $  8,071  $   8,383
                             ========= ========= ========= ==========

  Earnings per share -
   diluted                   $   0.44  $   0.46  $   0.48  $    0.50

Non-interest Income:
----------------------------
  Service charges on deposit
   accounts                  $  2,204  $  2,564  $  2,570  $   2,537
  Mortgage lending income         671       712       888        763
  Trust income                    389       394       448        442
  Bank owned life insurance
   income                         449       455       465        446
  Gains on sales of
   investment securities            -         -       211          3
  Gains (losses) on sales of
   other assets                   131       335        33         68
  Other                           527       453       549        545
                             --------- --------- --------- ----------
    Total non-interest
     income                  $  4,371  $  4,913  $  5,164  $   4,804

Non-interest Expense:
----------------------------
  Salaries and employee
   benefits                  $  5,445  $  5,866  $  6,221  $   5,945
  Net occupancy expense         1,447     1,502     1,632      1,673
  Other operating expenses      2,538     2,574     2,351      2,622
  Amortization of
   intangibles                     65        66        66         66
                             --------- --------- --------- ----------
    Total non-interest
     expense                 $  9,495  $ 10,008  $ 10,270  $  10,306

Allowance for Loan and Lease
 Losses:
----------------------------
  Balance at beginning of
   period                    $ 16,133  $ 16,437  $ 16,745  $  16,915
  Net charge-offs                (196)     (192)     (630)      (408)
  Provision for loan and
   lease losses                   500       500       800        500
                             --------- --------- --------- ----------
    Balance at end of period $ 16,437  $ 16,745  $ 16,915  $  17,007

Selected Ratios:
----------------------------
  Net interest margin -
   FTE(a)                        4.33%     4.22%     4.19%      4.02%
  Overhead expense ratio(a)      2.18      2.15      2.10       1.97
  Efficiency ratio              43.96     43.86     43.02      42.93
  Nonperforming loans and
   leases/total loans and
   leases                        0.36      0.26      0.18       0.25
  Nonperforming assets/total
   assets                        0.39      0.21      0.13       0.18
  Loans and leases past due
   30 days or more,
   including past due non-
   accrual loans and leases,
   to total loans and leases     0.49      0.45      0.38       0.39



                               3/31/06   6/30/06   9/30/06   12/31/06
                              --------- --------- --------------------
Earnings Summary:
-----------------------------
  Net interest income         $ 17,438  $ 17,985  $ 17,774  $  17,523
  Federal tax (FTE)
   adjustment                    1,357     1,130     1,196        912
                              --------- --------- --------------------
  Net interest income (FTE)     18,795    19,115    18,970     18,435
  Provision for loan and
   lease losses                   (500)     (500)     (550)      (900)
  Non-interest income            6,164     4,954     5,680      6,434
  Non-interest expense         (11,160)  (11,017)  (11,707)   (12,506)
                              --------- --------- --------------------
  Pretax income (FTE)           13,299    12,552    12,393     11,463
  FTE adjustment                (1,357)   (1,130)   (1,196)      (912)
  Provision for income taxes    (3,545)   (3,491)   (3,187)    (3,196)
                              --------- --------- --------------------
    Net income                $  8,397  $  7,931  $  8,010  $   7,355
                              ========= ========= ====================

  Earnings per share -
   diluted                    $   0.50  $   0.47  $   0.48  $    0.44

Non-interest Income:
-----------------------------
  Service charges on deposit
   accounts                   $  2,322  $  2,587  $  2,540  $   2,768
  Mortgage lending income          603       779       792        744
  Trust income                     433       478       486        550
  Bank owned life insurance
   income                          443       455       463        471
  Gains on sales of
   investment securities         1,831        27       718      1,341
  Gains (losses) on sales of
   other assets                      2        11        42       (145)
  Other                            530       617       639        705
                              --------- --------- --------------------
    Total non-interest income $  6,164  $  4,954  $  5,680  $   6,434

Non-interest Expense:
-----------------------------
  Salaries and employee
   benefits                   $  6,584  $  6,569  $  6,993  $   7,360
  Net occupancy expense          1,660     1,738     1,732      1,900
  Other operating expenses       2,850     2,644     2,917      3,182
  Amortization of intangibles       66        66        65         65
                              --------- --------- --------------------
    Total non-interest
     expense                  $ 11,160  $ 11,017  $ 11,707  $  12,507

Allowance for Loan and Lease
 Losses:
-----------------------------
  Balance at beginning of
   period                     $ 17,007  $ 17,175  $ 17,332  $  17,340
  Net charge-offs                 (332)     (343)     (542)      (541)
  Provision for loan and
   lease losses                    500       500       550        900
                              --------- --------- --------------------
    Balance at end of period  $ 17,175  $ 17,332  $ 17,340  $  17,699

Selected Ratios:
-----------------------------
  Net interest margin -
   FTE(a)                         3.84%     3.61%     3.34%      3.22%
  Overhead expense ratio(a)       2.08      1.90      1.88       1.99
  Efficiency ratio               44.71     45.77     47.49      50.29
  Nonperforming loans and
   leases/total loans and
   leases                         0.24      0.18      0.21       0.34
  Nonperforming assets/total
   assets                         0.17      0.13      0.15       0.24
  Loans and leases past due
   30 days or more, including
   past due non-accrual loans
   and leases, to total loans
   and leases                     0.63      0.45      0.60       0.60


(a) Annualized based on actual days


                       Bank of the Ozarks, Inc.
     Average Consolidated Balance Sheet and Net Interest Analysis
                        (Dollars in Thousands)
                              Unaudited


                                                  Quarter Ended
                                                December 31, 2006
                                           ---------------------------
                                             Average   Income/  Yield/
                                             Balance   Expense   Rate
                                           ----------- -------- ------
  ASSETS
Earnings assets:
  Interest earning deposits and federal
   funds sold                              $      438  $     3   3.01%
  Investment securities:
    Taxable                                   495,368    6,990   5.60
    Tax-exempt - FTE                          150,387    2,555   6.74
  Loans and leases - FTE                    1,622,083   33,461   8.18
                                           ----------- --------
     Total earnings assets - FTE            2,268,276   43,009   7.52
Non-earning assets                            223,314
                                           -----------
     Total assets                          $2,491,590
                                           ===========

  LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
  Deposits:
    Savings and interest bearing
     transaction                           $  526,362  $ 3,776   2.85%
    Time deposits of $100,000 or more         851,918   10,995   5.12
    Other time deposits                       464,637    5,555   4.74
                                           ----------- --------
     Total interest bearing deposits        1,842,917   20,326   4.38
  Repurchase agreements with customers         41,774      382   3.63
  Other borrowings                            204,755    2,585   5.01
  Subordinated debentures                      64,950    1,280   7.82
                                           ----------- --------
     Total interest bearing liabilities     2,154,396   24,573   4.53
Non-interest bearing liabilities:
  Non-interest bearing deposits               154,806
  Other non-interest bearing liabilities       10,398
                                           -----------
     Total liabilities                      2,319,600
Stockholders' equity                          171,990
                                           -----------
     Total liabilities and stockholders'
      equity                               $2,491,590
                                           ===========
Interest rate spread - FTE                                       2.99%

                                                       --------
Net interest income - FTE                              $18,436
                                                       ========
Net interest margin - FTE                                        3.22%


                                                   Year Ended
                                               December 31, 2006
                                          ----------------------------
                                            Average    Income/  Yield/
                                            Balance    Expense   Rate
                                          ----------- --------- ------
  ASSETS
Earnings assets:
  Interest earning deposits and federal
   funds sold                             $      287  $     10   3.44%
  Investment securities:
    Taxable                                  452,943    25,346   5.60
    Tax-exempt - FTE                         184,779    12,894   6.98
  Loans and leases - FTE                   1,517,818   121,544   8.01
                                          ----------- ---------
     Total earnings assets - FTE           2,155,827   159,794   7.41
Non-earning assets                           209,489
                                          -----------
     Total assets                         $2,365,316
                                          ===========

  LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
  Deposits:
    Savings and interest bearing
     transaction                          $  523,324  $ 13,694   2.62%
    Time deposits of $100,000 or more        752,765    35,120   4.67
    Other time deposits                      398,178    16,531   4.15
                                          ----------- ---------
     Total interest bearing deposits       1,674,267    65,345   3.90
  Repurchase agreements with customers        39,213     1,312   3.35
  Other borrowings                           282,925    13,953   4.93
  Subordinated debentures                     49,641     3,868   7.79
                                          ----------- ---------
     Total interest bearing liabilities    2,046,046    84,478   4.13
Non-interest bearing liabilities:
  Non-interest bearing deposits              152,281
  Other non-interest bearing liabilities       8,795
                                          -----------
     Total liabilities                     2,207,122
Stockholders' equity                         158,194
                                          -----------
     Total liabilities and stockholders'
      equity                              $2,365,316
                                          ===========
Interest rate spread - FTE                                       3.28%

                                                      ---------
Net interest income - FTE                             $ 75,316
                                                      =========
Net interest margin - FTE                                        3.49%


     CONTACT: Bank of the Ozarks, Inc.
              Susan Blair, 501-978-2217